UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CNX RESOURCES CORPORATION

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EXPLANATORY NOTE

On April 30, 2018, CNX Resources Corporation (“CNX”) sent a letter to certain shareholders responding to the recommendations made by Institutional Shareholder Services (“ISS”) with respect to CNX’s Say-on-Pay proposal (“Say-on-Pay”) to be voted on at CNX’s Annual Meeting of Shareholders to be held on May 9, 2018, the form of which is set forth below.

Re: CNX Resources Corporation Responds to ISS’ “Say-on-Pay” Vote Recommendation

Dear CNX Shareholder:

CNX holds itself to the highest standards of corporate governance and believes strongly in a pay-for-performance philosophy. For this reason, I am writing to you regarding Proposal No. 3 in CNX’s Proxy Statement for its 2018 Annual Meeting of Shareholders, which seeks your approval, on an advisory basis, of the compensation paid to our named executives in 2017 as reported in our Proxy Statement. This item is sometimes called the “Say-on-Pay Proposal”.

On the one hand, proxy advisory firm Glass, Lewis & Co. issued a report recommending a vote FOR the Say-on-Pay Proposal, noting in particular CNX’s alignment of pay with performance.

On the other hand, on April 26, 2018, proxy advisory firm ISS issued its report recommending a vote against the Say-on-Pay Proposal. We vigorously disagree with ISS’ recommendation in that we believe: (i) it incorrectly calculated our EBITDA for the year by failing to properly account for the transformational spin-off transaction of our coal business, (ii) it failed to recognize that our CEO’s target compensation has not increased since 2015, and (iii) it failed to properly reflect the terms and operation of our annual and long-term incentive compensation programs, which are intentionally designed to align management’s compensation with shareholder interests. Bottom line: for the reasons described in more detail below, you should reject ISS’ recommendation and we respectfully request that, consistent with Glass Lewis’ recommendation, you vote FOR our Say-on-Pay Proposal (Proposal No. 3).

1.	During 2017, CNX completed a transformational change to a pure play E&P company, increasing market value for CNX shareholders, but ISS failed to correctly capture the impact of this transaction on our financial performance.

•	In 2017, CNX separated its coal business, now operated as CONSOL Energy Inc. (CEIX), from its E&P business. As of March 1, 2018, the combined value of CNX and CEIX represented a 12% increase in market value from the date of the spin. We believe ISS should have taken the value of this critical transaction into account when rendering its report.

•	We believe ISS utilized incorrect EBITDA data in its report, which materially and negatively skewed our pay-for-performance results. Specifically, the three-year measure of EBITDA growth used for ISS’ pay-for-performance calculation (page 16 of the ISS report) made an inconsistent apples-to-oranges comparison of 2014 EBITDA to 2017 EBITDA. ISS attributed all of the coal and gas business EBITDA to CNX in 2014 (the beginning of the measurement period for the pay-for-performance analysis), but apparently incorrectly attributed only the gas business EBITDA to CNX for 2017 (the end of the same measurement period). For consistency purposes in measuring EBITDA growth, ISS should have compared the coal and gas business EBITDA at the beginning and the end of the performance period. Otherwise, the 2017 EBITDA number is understated (due to the spin-off) and ISS’ EBITDA growth measurement, as well as the pay-for-performance analysis, are seriously flawed.

2.	The realizable pay of our President and Chief Executive Officer, Nick DeIuliis, remains below target pay and at his suggestion, his target compensation has not increased since 2015.

Mr. DeIuliis’ compensation, as reported in the Summary Compensation Table, is substantially less than his W-2 pay in each of the last three fiscal years (as described on page 11 of the Proxy Statement). Further, Mr. DeIuliis declined an increase to his target compensation (salary, bonus and long-term incentive compensation) in each of 2016, 2017 and 2018.

3.	ISS does not appropriately capture how our 2017 Short-Term Incentive Compensation (STIC) and Long-Term Incentive (LTIC) Programs are aligned with shareholder interests.

2017 STIC

•	The ISS vote recommendation failed to highlight the voluntary $233 million reduction in the calculation of cash flow (representing approximately 75% of the price paid by CNX for Noble Energy Inc.’s interest in CONE Gathering LLC in 2018), as detailed on page 39 of the Proxy Statement. This reduction was not required by the terms of the 2017 STIC program because the transaction occurred in 2018. If the effect of the 2018 CONE transaction had not been included in the payout calculation (an extraordinary step taken by the Compensation Committee at management’s recommendation), there would have been a maximum payout of 200% for the 2017 STIC.

•	Looking at the program holistically, the $91 million cashflow carryover from the prior year which is criticized by ISS, is completely irrelevant to the analysis. The Compensation Committee could have simply ignored or reduced the impact of the CONE transaction since it did not close until January 2018. The negative impact of the 2018 CONE transaction far exceeded any benefit that would have been received from the carryover. Further, the $91 million carryover (i.e., the amount of cash above the CNX maximum performance level for 2016) was approved for inclusion at the time the 2017 STIC program was approved (in January 2017) because the Compensation Committee wanted to eliminate the consideration of timing of sale transactions on management’s part to ensure that transactions occurred when appropriate and in the best interests of our shareholders. In short, the Committee did not want management delaying transactions until 2017 simply because maximum cash flow under the 2016 STIC had already been achieved in 2016.

2017 LTIC

•	ISS’ description of our 2017 performance share unit (PSU) program is not clear. The 2017 PSU program has a five-year performance period comprised of equally-weighted goals of (i) relative total shareholder return and (ii) absolute stock price achievement. ISS criticizes the PSU program because, if an annual tranche of the absolute stock price goal is not achieved, the PSU program permits employees to still achieve a payout of that annual tranche, capped at target, in subsequent years if (and only if) target or above is achieved for subsequent years (again, capped at target payout for the prior year). This is, in fact, a long-term feature of the program that continues to incentivize employees to take actions that result in stock price appreciation in future years and not disincentivize participants in the event one component is not achieved in one year. The PSU program is a long-term program to compensate management when the company’s shareholders benefit, yet ISS seeks to confine the program to an annual plan based on yearly performance.

•	ISS also criticizes a feature of the plan that permits acceleration of vesting in the event outstanding performance targets are achieved sooner than expected; but if this happens, shareholders and management are rewarded at that same time. This furthers the Board’s objective of aligning shareholder and management interests to increase the stock price (and net asset value per share) as soon as possible. If the company achieves its goals for its shareholders sooner than expected, then management is appropriately compensated.

•	ISS also misunderstands the PSU program by describing it as if these terms apply to the whole award when they only apply to 50% of it (i.e., only the absolute stock price goal). In total, these features help the PSU program achieve an overall balanced approach by continuing to incentivize employees to operate CNX in a manner that will achieve long-term stock price appreciation in alignment with shareholders’ interests.

4.	ISS constructed an inappropriate peer group.

In its report, ISS altered CNX’s peer group and selected inappropriate peers. CNX believes that 13 of the 22 companies in ISS’ constructed peer group are not comparable to CNX, which distorts our pay-for-performance analysis. For example, ISS included Alliance Resource Partners, L.P., which is a master limited partnership. Partnerships and their executive compensation programs are structured differently from corporations and accordingly, are not an appropriate peer for CNX. The remaining 12 peers selected by ISS maintain a strong oil focus and have assets in different basins. The other issue with ISS’ peer group is that it appears to have been calibrated based on CNX’s current size, and not when our pay decisions were made at the beginning of 2017, when we were still a larger combined organization (see page 17 of the ISS report).

Glass Lewis recommends voting FOR our Say-On-Pay Proposal, acknowledging the strong link between pay for performance and the below-market pay for our CEO. Glass Lewis stated in its report that CNX “…paid less compensation to its named executive officers than the median compensation for a group of companies selected using Equilar’s market based peer algorithm” and, significantly, notes that Mr. DeIuliis “was paid less than the median CEO.” Glass Lewis underscores this point by stating that
“[o]verall, [CNX] paid less than its peers, but performed better than its peers.” We believe that ISS has disregarded CNX’s longstanding commitment to its pay-for-performance philosophy.

For the foregoing reasons, we strongly disagree with ISS and its assessment of our executive compensation programs. We have asked ISS to correct its report, but ISS has given us no indication that it intends to do so. For this reason, we are sending this letter to set the record straight. Given the issues with the ISS report, we strongly encourage you to ignore ISS’ report regarding our Say-on-Pay Proposal and vote FOR our Say-on-Pay (Proposal No. 3). If you have questions and/or concerns about our Say-on-Pay Proposal, please contact our General Counsel at 724-485-4000.